Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Maximillian Marcy Investor Relations 651-236-5062

NEWS	For Immediate Release	July 18, 2018

H.B. Fuller Announces 2018 Analyst and Investor Day

ST. PAUL, Minn.—July 18, 2018—H.B. Fuller Company (NYSE: FUL) announced that it will host its 2018 Analyst and Investor Day live and by webcast on Thursday, July 19, from 9:00 a.m. to 12:00 p.m., EDT, in New York City. The conference will feature remarks by President and CEO James Owens and key members of H.B. Fuller’s management team. The Company will discuss its approach to enabling the world’s best innovations and review its long-term strategic plan.

The event audio and accompanying, synchronized presentations will be available to all interested parties via a simultaneous webcast at www.hbfuller.com under the Investor Relations section. For those unable to listen live, an audio replay of the event, along with the accompanying presentations, will be archived on the company’s website.

About H.B. Fuller Company:

For 130 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. With fiscal 2017 proforma net revenue of $2.9 billion, H.B. Fuller’s commitment to innovation brings together people, products and processes that answer and solve some of the world’s biggest challenges. Our reliable, responsive service creates lasting, rewarding connections with customers in electronics, disposable hygiene, medical, transportation, clean energy, packaging, construction, woodworking, general industries and other consumer businesses. And our promise to our people connects them with opportunities to innovate and thrive. For more information, visit us at www.hbfuller.com and subscribe to our blog.